Exhibit 99.2

Conference Call Script November 9, 2007

Doug Gathany: Thanks [insert operator’s name] and good morning everyone.

With me on the call today are SIRVA’s President and CEO Bob Tieken and Jim Bresingham, SIRVA’s Chief Financial Officer.

As you probably know by now, last night we filed our Form 10-Q with the SEC for the quarter ended September 30th and issued a press release announcing our third quarter results. If you haven’t seen the filing or the press release, you can find it at our website at SIRVA.com.

In addition, we have filed both the press release and the script for this call with the SEC in a current report on Form 8-K.

Before we begin, I have to mention that certain statements made on the call today may be considered to be projections or “forward looking” statements.  Words such as “expects,” “believes,” “anticipates,” “plans,” “will,” “estimates,” “projects,” or variations of such words are generally part of forward-looking statements.  These statements are just predictions based on management’s current expectations and beliefs about future developments and their potential effects on our business, and these statements involve risks and uncertainties such that actual results may differ materially.  I’d like to refer you to the statement about forward-looking information contained in the news release as well as the caption “Risk Factors” and other risks described in our 2006 Annual Report on Form 10-K and 2007 third quarter Quarterly Report on Form 10-Q.

Further, during today’s call, we will be using certain non-GAAP financial measures, which should be considered in addition to, and not in lieu of, GAAP measures.  The required disclosures, including explanation of the non-GAAP measures and reconciliation of these non-GAAP measures with their most directly comparable GAAP measures are provided in yesterday’s release and in this morning's 8-K filing.

With that, I’ll turn the call over to SIRVA’s President and CEO, Bob Tieken.

Bob Tieken: Thank you Doug, and good morning everyone.  First, I would like to congratulate Jim Bresingham on his elevation to Chief Financial Officer.  I believe we are now finished with interim and acting positions and I look forward to working with Jim and his team as we address the many challenges facing SIRVA.

Today is my 3-month anniversary since assuming the role of chief executive officer at SIRVA.  On a periodic basis, I find it helpful to reflect on my thoughts from the past and assess whether my perspectives or beliefs have changed over time.  In our last investor call I provided you with some of my early insights on SIRVA.  Some of my thoughts then were:

•	Our business is operationally sound despite a difficult market environment;

•	While we have financial challenges, we are managing them;

•	SIRVA’s employees and agents are the best in the industry;

•	And I firmly believed SIRVA is a company well positioned for improved financial performance when the U.S. real estate market begins its recovery.

As I reflect on those comments, nothing has fundamentally changed from my perspective.  Our business is operationally sound despite a difficult market and our financial challenges.

Regarding our business . . . it is still a sound and viable model capable of achieving long-term success.  We have a unique product offering that removes financial uncertainty from a client's relocation program. However, the real estate market has continued to deteriorate and we consequently have seen a significant impact on our financial results in the third quarter.

And while Mike McMahon and his team are focused on upgrading risk management procedures and developing contractual arrangements that are more in line with today’s market conditions, these external issues were significant drivers of our third quarter operating results.  A summary of those results are as follows:

•	For the quarter ended September 30, 2007, we reported operating income from continuing operations of $4.2 million, compared to $22.3 million in the third quarter of 2006.

•	The decline of approximately $18 million was driven primarily by:

•	An impairment charge of $12 million in our Moving Services North America segment that Jim will explain later; and

•	A $6 million decline in our Global Relocation gross margin, of which $11 million is attributed to widening losses on home sales.

•

Regarding our Moving Services North America business, excluding the $12 million impairment charge, operating income was flat in the third quarter of 2007 versus 2006. Although shipment volumes were down 8% year-over-year, price increased 5% and we were effective in reducing operating expenses to cover the remainder of the shortfall.

•	In our Relocation business, the continued downturn in the U.S. real estate market had a significant negative impact on our profitability, resulting in a $7.5 million decrease in operating income.

•

SIRVA took more homes into inventory throughout the quarter. We ended September with 799 homes in inventory, up 59% from year-ago levels, and up 15% from year-end 2006 levels. The third quarter increase was almost entirely attributable to the ramp-up of our government business during this period.

•

As additional homes are taken into inventory, it places tremendous pressure on our gross margins, both in terms of losses on the sales of those homes as well as the associated carrying costs. Additional homes also put pressure on our working capital.

•

In the second quarter, we told you that it did not appear as if the U.S. real estate market was getting markedly worse. Unfortunately it now seems that the market has continued to worsen as evidenced by the inventory of unsold homes, declining home values, increased time on market, and a more restrictive mortgage market. Much has been written about the September real estate market statistics.

•	Our Mortgage and Title businesses continue to perform well and offer significant competitive advantage to our portfolio of Relocation Services.

•

Even in this challenging U.S. real estate market downturn, we expect both Global Relocation and Moving Services North America to generate positive cash flow in 2007, albeit not at levels that we find acceptable.

•	Regarding our European business, Kevin Pickford and his team have done an excellent job in stabilizing our operations in the UK. In Asia Pacific, Mike Filipovic and Mike Cosnett and their respective teams continue to manage the business very effectively.

While we are obviously disappointed in these results, you can be assured that we are not just idly waiting for the U.S. real estate market to stabilize.  We are continuing with a number of initiatives to improve future financial performance.

In our Relocation business,

•

We are continuing to look at the risk/price balance of our fixed-fee product and ways to improve management of our homes inventory (both in reducing the number of homes that enter into inventory and enhancing processes to reduce our losses on homes after they come into inventory).

•	As a result of this analysis, the Company has made the strategic decision to exit the U.S. government relocation business.

We are in the process of working with the respective government agencies to implement this strategy and effect a timely and orderly transition of this business. Please note, this does not include our moving business with the military.

•

Our pending exit from the government business is expected to improve liquidity, as government-related home inventory is liquidated, and allow us to focus our financial resources on serving the needs of our corporate customers.

•

From a cost perspective, in the third quarter we executed a number of initiatives that have reduced our operating costs. Also, we are continuing to invest in systems and process improvements across our Relocation operating centers to improve quality and lower costs.

In our Moving Services North America business,

•	We have taken several actions this year to reduce our operating costs in lieu of the continued decline in volume, due largely to the overall state of the U.S. real estate market.

•

We are continuing with our initiative to merge our back office infrastructure to one common operating system that we believe will allow our agents and us to profitably grow in the future. We also have brought new technology to our agents and drivers to streamline processing and improve customer quality.

In our corporate offices,

•

We have undertaken a number of management changes that I believed were necessary. The management team in place today is keenly aware of the issues facing the Company and is up to the task of returning SIRVA to profitability. I am impressed with the team's willingness to make the tough calls to communicate the basis for those decisions effectively.

•	In addition, we have executed on several initiatives that have reduced our overhead cost structure.

Moving away from our business operations, I would now like to share my thoughts on the financial challenges facing SIRVA.

You can be assured that we are all acutely aware of the situation we find ourselves in:

•

The U.S. real estate market continues to decline and it appears to be getting worse, as reflected in our inventory of homes, the losses related to the sale of these homes, and the continued decline in moving volumes in North America.

•	This pressure on our profitability comes at a time when we have an excessive amount of debt on our balance sheet.

SIRVA’s debt level is, in my opinion, the single biggest issue facing the Company today.  While we must continue to focus on improving operating results, we would be foolish to think that in the short-term we will be able to earn our way out of our over-levered capital structure.  Our annual interest expense has increased from $18 million in 2004 to an estimated $67 million in 2007.

Given our recent earnings performance and our debt level, we announced in August that we had retained Goldman Sachs as our financial advisor to assist us with identifying and evaluating strategic alternatives for the Company.  We have been working closely with Goldman Sachs to define a path that is in the best interest of our investors, lenders, customers, agents, and employees.  As I am sure you can appreciate, I am not able at this time to address any specific actions that we may ultimately undertake.

That said, during the past several weeks we have reviewed our third quarter financial results with representatives of our senior lenders as well as with Goldman and, so far, nothing has been brought to our attention that would lead us to believe that the Company would not be able to restructure its balance sheet and thereby reduce our debt levels and related interest expense.  I will add at this point that we do not envision anything in our financial restructuring that would negatively impact the relationships we have with our customers, agents, or suppliers.

As disclosed in our Form 10-Q, based on our current financial outlook, we believe it is likely we will not be in compliance with our existing financial covenants at the end of the second quarter of 2008. We are in active dialogue with our lenders and are working toward a mutually agreeable solution. It is our belief the efforts to restructure our balance sheet will remedy the covenant issues facing the Company.

In summary, I remain optimistic that our business model and product offerings are solid.  I am also very fortunate to have a leadership team that is both capable and enthusiastic about dealing with the ever changing landscape and challenges facing the Company.  Although we can hope for an improving U.S. real estate market and a more accommodating capital structure, this is not going to help SIRVA.  Hope is not a business strategy.  You can be assured that we are actively pursuing numerous operating initiatives to improve the financial results of our U.S. operations and our capital structure to ensure the optimal outcome for all of our constituents: investors, lenders, customers, agents, and employees.

I also want to be perfectly clear that we have no plans to file for bankruptcy … it is not in the best interests of any of our constituents.  Our goal is to take all of the right steps to ensure that SIRVA continues to be well positioned when the U.S. housing market begins to recover.

Our entire company is dedicated to “righting” the ship and is focused on the job at hand.  All the while mindful that the focus on serving our customers is what has made … and what will continue to make … SIRVA an industry leader.

On a final note before I turn it over to Jim, I would like to personally thank all of our valued customers, agents, and employees for their continued support.

Thank you.  Jim Bresingham will now discuss the third quarter results in greater detail.

Jim Bresingham:  Thank you, Bob.

I will now take you through our financial results for the third quarter in more detail.  I will cover each of our business segments, followed by a review of the consolidated results, and conclude with some commentary on our debt.

Turning to our segment results, I will first cover Global Relocation Services:

Total revenues for Relocation were approximately $657 million for the three months ended September 30, 2007, an increase of 9% over the prior period.  Global Relocation revenues are derived from two components: service and home sales.

Service revenue, which includes fees we charge to both our fixed-fee and traditional corporate clients, increased 15% to $125 million in 2007 from $109 million in 2006.  Total relocation closing volumes decreased 8% versus year ago levels.  Our mix continues to shift toward fixed-fee, where closings were up 11%, while traditional closings declined 18%.

Home sales revenue, which reflects the selling price of all homes sold from our fixed-fee product, grew 7% to approximately $532 million in the third quarter of 2007.

Global Relocation gross margin for the third quarter of 2007 totaled $25 million, a decrease of $6 million from the third quarter of 2006. Similar to revenues, gross margin is derived from both service and home sales.

Service gross margin, which includes all costs except for losses on homes, totaled $49 million in the third quarter of 2007, an increase of $5 million, or 12%, from 2006.  As a percentage of service revenue, service gross margin was 39% and 40% in the third quarters of 2007 and 2006, respectively.  The decline in service gross margin percentage was driven by higher carrying costs associated with homes in our inventory.

Regarding our home sales gross margin, as Bob mentioned earlier, the continued decline in the U.S. real estate market had a negative impact on our third quarter performance.  Home sales gross margin in the third quarter of 2007 was a loss of $24 million, as compared to a loss of $13 million in 2006.  As a percentage of home value, the loss increased 190 basis points quarter-over-quarter, to 4.5% in 2007 versus 2.6% in 2006. Included in these results is a more pessimistic outlook on the estimated losses that we will incur from homes that are in our inventory at September 30, 2007 in comparison to earlier 2007 reporting periods and at December 31, 2006.  The estimated loss percentage on unsold homes at the end of the third quarter of 2007 is 12.0%, in comparison to 10.8% at June 30, 2007 and 10.7% at December 31, 2006.

In addition to higher loss percentages, we are also experiencing a higher volume of homes entering our inventory.  For the third quarter of 2006, our percentage of homes entering inventory totaled 24%, which increased to 35% in the third quarter of 2007.  Segregating by type of customer, corporate inventory rates increased from 21% to 25% and, more significantly, government inventory rates increased from 57% to 71%.

Operating expenses in relocation were $25 million in the third quarter of 2007, an increase of $2 million versus 2006, driven primarily by financing fees of $1.3 million for the securitization renewal and higher salaries and benefits expense, primarily related to retention and severance costs.

As a result, operating income totaled $1 million in the third quarter of 2007, compared to $8 million in 2006.  The decrease was driven by the $11 million increase in losses on home sales.

Turning next to our Moving Services North America segment:

Revenue declined 3% to $425 million in the third quarter of 2007 from $440 million in 2006. Shipment volume decreased 8% in 2007 versus last year, reflecting the continued soft real estate market here in the U.S.  The largest contributors to the volume decline came from the military and consumer channels.  The volume impact was partially offset by an increase in average revenue per shipment of 5%.

Purchased transportation expense was $355 million in the third quarter of 2007 versus $365 million in the third quarter of 2006, down approximately 3%.  As a result, net revenue, or revenue less PTE expense, was $70 million in 2007, a decline of $5 million, or 6%, versus $75 million in 2006.  The reduction in net revenue resulted in a decrease in gross margin to $43 million in 2007, down 3% from the third quarter of 2006.

Operating expenses in our Moving Services North America segment were $38 million in 2007, an increase of $11 million, or 40%.  Operating expenses include a $12 million charge for the impairment of our northAmerican trade name.  This impairment was driven by sales declines in our northAmerican business, that have outpaced overall market declines.  In response, we initiated a significant strategic effort to consolidate our back office infrastructure to one common operating platform.  This effort will greatly simplify our processes and generate significant productivity enabling us to strengthen both our agent and Company economics.  We believe this action will reposition our northAmerican business and facilitate growth for our entire moving segment.  Excluding the impairment charge, operating expenses decreased $1 million, or 4%.

As a result, Moving Services North America posted operating income of $4 million in the third quarter of 2007 versus operating income of $16 million in 2006. Excluding the impairment, operating income was $16 million, flat versus 2006.

Our last operating segment is Moving Services Europe and Asia-Pacific:

As we have previously disclosed, we sold our Continental European moving operations in the first quarter of 2007.  The sale did not qualify for discontinued operations accounting treatment, thus the results of the Continental European moving business in 2006 and 2007 are still reflected in continuing operations.  All variances to prior year that I provide exclude the impacts of the Continental Europe operations as well as foreign exchange rates.

Revenues totaled $89 million for the third quarter of 2007, an increase of $5 million from 2006 levels.

Gross margin totaled $30 million for the third quarter of 2007, an increase of $2 million from the same period in

2006.  The improvement in gross margin was primarily due to higher revenue volumes and operating efficiencies.

Operating expenses were $25 million in 2007, a decrease of $1 million over prior year levels.

Operating income totaled $4 million in the third quarter of 2007, an improvement of $4 million period-over-period, primarily driven by improved gross margin and lower operating expenses in the U.K.

In the third quarter of 2007, we were required to perform the first step of an interim goodwill impairment test, which indicated a potential impairment of Moving Services U.K. goodwill.  We performed a similar test in 2006, the results of which did not indicate impairment, although it was close.  In 2007, the negative impact from an increase in our discount rate and other items caused us to fail the first step in the goodwill impairment test.  While we believe it is probable that Moving Services United Kingdom. goodwill is impaired, we were not able to reasonably estimate the amount of such impairment in the third quarter, as we have not yet completed the required valuation work. In the fourth quarter, we will complete our valuation procedures to measure the amount of the goodwill impairment. In addition, we will also perform our annual impairment tests for all other reporting units, which could result in further impairment changes in the fourth quarter.

Turning last to our unallocated Corporate segment:

We incurred $5 million of unallocated corporate expenses in the third quarter of 2007 versus $7 million for the same period in 2006.  The decrease was due to lower personnel, legal, audit and stock compensation expenses.

In addition, our interest expense increased $5 million, or 37%, to $19 million in the third quarter of 2007 compared to 2006. The increase was due to both higher average debt outstanding and higher interest rates.  Our effective interest rate increased approximately 430 basis points, from 11.4% for the third quarter of 2006 to 15.7% in the third quarter of 2007.

That covers our segment results.  From a total SIRVA perspective, operating income from continuing operations was $4 million for the third quarter of 2007 versus $22 million in 2006.  Adjusting for the unfavorable effects of a $12 million impairment charge in Moving Services North America and $4 million from the sale of our Continental Europe operations, operating income declined $2 million in the third quarter of 2007 compared to 2006 levels.

The last item on my agenda is to provide you with an overview of our debt position.  Total company debt was $524 million as of September 30, 2007.  Our operating debt as of September 30, which excludes our mortgage warehouse facility and home equity financing products, was $416 million, consisting of the following — $316 million of term debt; $83 million of revolver; and about $17 million of capital leases and other debt.

Our debt to total capital ratio is 96%. Based on our current performance and anticipated future financial results due to the continued weak U.S. real estate market, we believe that it is likely we will not be in compliance with our debt covenants currently in place for June 30, 2008 and thereafter. In the past, we have been able to amend the terms and covenants in order to stay in compliance. As Bob mentioned earlier, we have retained financial advisors to assist with identifying and evaluating strategic alternatives to reduce our current level of indebtedness as our current operations cannot support the existing capital structure over the long-term.

In summary, responding to the challenging market conditions facing our business, we will continue to take actions to conserve cash and improve profitability.  These actions include accelerating the renegotiation or termination of unprofitable contracts, continuing to implement cost reduction measures where appropriate, and restructuring our capital structure.

I will now turn the call back to Bob for some closing comments.

Bob Tieken:  Thanks Jim.

In summary, we are acutely aware of the near-term financial challenges the Company faces — and this management team is focused on and committed to improving the Company’s long-term prospects.

We wish we could do something about the U.S. real estate market, but we can’t.  What we can do is ensure that we have the operational disciplines in place to mitigate the financial pressures this economy places on the Company.  We will also continue to evaluate the products and terms we offer in the marketplace to ensure their alignment with the needs of our customers.

Finally, it goes without saying that we also must recognize the commitment and efforts of our employees who have remained on board as we have navigated through some very rough seas.

We will now turn the call over to your questions.